Exhibit 99.1

OPENING

Good morning. It's a pleasure to be with you today to talk about Oceaneering.

I'd like to thank Ole for inviting us to participate in this conference again this year.

Just as a reminder, forward-looking remarks I make during the course of this meeting are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

I should also note that the adjusted EPS and EBITDA amounts I will be mentioning today are non-GAAP measures. We previously provided disclosures about these when we issued our second quarter earnings release. These disclosures, including reconciliations to the most comparable GAAP measures, were included in Exhibit 99.1 to our current report on Form 8-K filed with the SEC on July 22, 2015.

2015 OVERVIEW

About six weeks ago, we reported second quarter 2015 EPS of $0.66, which was within our guidance range.

However, these results included a couple of items totaling $0.10 per share that had not been considered in our guidance. Specifically, a $9.0 million, or $0.06 per share, inventory write-down and $6.0 million, or $0.04 per share, of net foreign currency exchange losses.

Therefore, normalized operating results during the quarter of an adjusted EPS of $0.76 surpassed what we had anticipated. This was attributable to performances by our ROV and Subsea Projects segments. ROV benefited from better-than-expected revenue per day on hire due to more vessel-based services, and Subsea Projects profited from higher U.S. Gulf of Mexico demand for deepwater intervention and diving services.

During our second quarter earnings conference call, we indicated that, during the second half of 2015, relative to the first half, we expected to generate:

•	Higher operating income from Subsea Products and Advanced Technologies;

•	Lower ROV and Subsea Projects results, and a

•	Similar contribution from Asset Integrity.

Subsea Products profits were expected to be up on:
•An increase in throughput at our umbilical manufacturing plants and higher distribution hardware sales; and,
•Higher tooling and subsea work system sales.

AdTech operating income was forecast to increase, primarily on higher commercial theme park activity.

ROV operating income was expected to decline on a decrease in the number of days on hire and lower average revenue per day on hire.

Our guidance assumed a projected fleet utilization for the second half of the year of around 67%. This estimate took into consideration our exposure on floating rigs, and "call out"

vessel-based work. If we achieve the expected second half utilization, our annual 2015 utilization would be about 70% --- compared to 83% in 2014.

Subsea Projects operating profit was anticipated to be substantially lower due to:

•	A reduction in work for BP offshore Angola, including the release of the Bourbon Evolution 803 that occurred at the end of April;

•	Lower pricing for deepwater intervention services in the U.S. Gulf of Mexico; and

•	Lower demand and pricing for diving services in the GOM.

We believe the full impact of competitive vessel pricing will be realized in the second half. The impact during the first half was muted due to higher dayrates on jobs in backlog carried over from 2014.

On our second quarter call, we continued to forecast income declines for all of our oilfield operating segments in 2015. We expected to report EPS of $1.34 to $1.54 during the second half of 2015, compared to $1.36 in the first half. Our mid-year EPS guidance, on a GAAP basis, was a range of $2.70 to $2.90, down 30% at the midpoint from 2014. As a reminder, our guidance does not assume any additional foreign currency exchange gains or losses.

Since our conference call, we realize our second half outlook by business segment may have been a bit optimistic. Expected work is being postponed and the summer "call out" market and rig contract renewals are weaker than anticipated. However, we currently believe our earnings can still be within our guidance range as lower Unallocated Expenses will somewhat mitigate the shortfall from operations. The second half reduction in Unallocated Expenses will come mostly from lower incentive and deferred compensation expense. And, we continue to adjust our cost structure in response to reduced demand for our services and products.

Given the challenging market conditions we face, we're still feeling pretty good about the results of our operations and our outlook -- relative to the results of others in our space.

We anticipate generating at least $660 million of EBITDA during 2015. At the end of June we had $191 million of cash and an undrawn $500 million revolver. We believe our liquidity and projected cash flow provide us ample resources to continue to invest in Oceaneering's future and return capital to our shareholders.

Our organic Capex estimate for this year remains between $200 million and $250 million, down from $387 million in 2014. Additionally, in early April, for approximately $230 million, we completed the acquisition of C & C Technologies, a global provider of survey, autonomous underwater vehicle, or AUV, and satellite-based positioning services.

We are financially positioned to make additional investments and will continue to pursue acquisitions that augment our services and products offerings, or add technologies.

At this time. we intend to continue paying a quarterly cash dividend, which is currently $0.27 per share. Other uses of capital may include share repurchases.

During the first half of 2015 we repurchased 2.0 million shares of our common stock at a cost of $101 million. At the end of June, we had remaining authorization to repurchase 8.0 million shares. We have no time constraint with regard to this authorization and will continue our practice of announcing share repurchases, if any, on a quarterly basis.

IN CONCLUSION:

2015 is turning out to be a very challenging year. The oil and gas industry in general, and the offshore market in particular, is experiencing demand destruction not seen since the mid‑80s. Given all of the unknowns in our markets, we have decided to give advanced notice that we will not be providing 2016 EPS guidance in our third quarter earnings release, as we have done in the past. We will continue to assess the market and perhaps provide a 2016 annual outlook when we report our 2015 year end results in February 2016.

We believe our cash flow and liquidity position us well to manage our business through the current low commodity price environment. Longer-term, deepwater is still expected to continue to play a critical role in global oil supply growth required to replace depletion and meet projected demand.

We appreciate everyone's interest in Oceaneering. I will now be happy to take any questions you may have.